Exhibit 10.35

LEASE TERMINATION AGREEMENT

Dated: As of February 27, 2004

Summerfield Suites, Addison, Texas

Summerfield Suites, El Segundo, California

Summerfield Suites, Mt. Laurel, New Jersey

Summerfield Suites, Belmont, California

Summerfield Suites, Los Colinas (Irving), Texas

Sunrise Suites, Tinton Falls, New Jersey

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11.72	“Terminating Lessees Closing Documents”	35

11.73	“Terminating Lessor” and “Terminating Lessors”.	35

11.74	“Terminating Lessors Closing Documents”	36

11.75	“Terminating Lessors Indemnified Parties”	36

11.76	“Termination of Leasehold Interests”	36

11.77	“Title Updates”	36

11.78	“Tray Ledger”	36

11.79	“Uniform System”	36

11.80	“Updated Accounting”	36

11.81	“WARN Act”.	36

11.82	“Warranties”	36

11.83	“Wyndham”	36

11.84	“Wyndham Indemnified Parties”	36

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EXHIBITS:

Exhibit A-1: Description of Lease Agreements

Exhibit A-2: Description of Hotels

Exhibit A-3: Legal Description of Hotel Parcels

Exhibit B: Form of Termination of Leasehold Interests

Exhibit C: Form of Bill of Sale and General Assignment

Exhibit D: Form of Assignment of Occupancy Agreements

Exhibit E: Form of Non-Foreign Affidavit

Exhibit F: Form of Accommodation Agreement

Exhibit G: Form of Franchise Agreement

Exhibit G-1: Form of comfort letter pertaining to Franchise Agreement

Exhibit H: Intentionally Deleted

Exhibit I: Form of Mutual Termination and Release—Hotel License Agreement

Exhibit J: Form of Mutual Termination and Release – Management Agreement

SCHEDULES:

Schedule 1.2: Liquor Licenses

Schedule 3.1(c): Litigation (Terminating Lessors)

Schedule 3.1(d): Violation of Law (Terminating Lessors)

Schedule 3.1(e): Approval and Consents (Terminating Lessors)

Schedule 3.2(d): Litigation (Terminating Lessees)

Schedule 3.2(f): Consents and Approvals (Terminating Lessees)

Schedule 3.2(g): Intentionally Deleted

Schedule 3.2(h): Licenses

Schedule 3.2(i): Intentionally Deleted

Schedule 3.2(j): Service and FF&E Contracts

Schedule 3.2(k): Occupancy Agreements

Schedule 3.3: List of Hotel General Managers

Schedule 4.1(e): Intentionally Deleted

Schedule 4.5: Minimum Per Room Night Rates

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LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) dated as of February27, 2004 (the “Effective Date”) is made by and among SUMMERFIELD KPA LESSEE, L.P., a Kansas limited partnership (“Summerfield KPA”), SUMMERFIELD HOTEL LEASING COMPANY, L.P., a Kansas limited partnership (“SHLC”) and PATRIOT AMERICAN HOSPITALITY PARTNERSHIP, a Virginia limited partnership (“PAHP”) (Summerfield KPA, SHLC and PAHP are sometimes herein collectively called “Terminating Lessees” and individually, a “Terminating Lessee”) and INNKEEPERS SUMMERFIELD GENERAL, L.P., a Virginia limited partnership, (“General I”), INNKEEPERS SUMMERFIELD GENERAL II, L.P., a Virginia limited partnership (“General II”) and INNKEEPERS SUNRISE TINTON FALLS, L.P., a Virginia limited partnership (“Sunrise”) (General I, General II and Sunrise sometimes herein collectively called “Terminating Lessors” and individually, a “Terminating Lessor”), and is as follows:

W I T N E S S E T H:

RECITALS:

A. Terminating Lessees and Terminating Lessors executed those certain Lease Agreements described on Exhibit A-1 attached hereto (each, an “Original Lease Agreement” and collectively, the “Original Lease Agreements”), as amended by the Amended and Restated Lease Master Agreement dated effective as of October 22, 1998, by and among Terminating Lessors, Terminating Lessees and the other parties named therein (the “Lease Master Agreement”) covering the hotels described on Exhibit A-2 (each, a “Hotel” and collectively, the “Hotels”) on the land more particularly described on Exhibit A-3 attached hereto and made a part hereof (the “Hotel Parcels”). The Original Lease Agreements as amended by the Lease Master Agreement are herein collectively called the “Lease Agreements” and individually called a “Lease Agreement.”

B. Terminating Lessors have agreed to accept the termination of the Terminating Lessees’ interests (individually, a “Leasehold Interest” and collectively, the “Leasehold Interests”) in the leasehold estates created under the Lease Agreements (individually, a “Leasehold Estate” and collectively, the “Leasehold Estates”) pursuant to the terms of this Agreement and to take certain other actions as expressly provided in this Agreement.

ARTICLE I

Termination of Leasehold

1.1 Termination of Leasehold. Subject to the terms, covenants, conditions and provisions herein set forth, each Terminating Lessee agrees to terminate each Lease Agreement executed by such Terminating Lessee and all of its right, title and interest thereunder as hereinafter provided, and each Terminating Lessor agrees, subject to the terms, covenants,

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conditions and provisions herein set forth, to (i) accept from each Terminating Lessee the termination of such Terminating Lessee’s leasehold interest under the Lease Agreement to which such Terminating Lessor is a party, (ii) execute and deliver a termination and release of the Lease Master Agreement and the Guaranty, respectively, and (iii) release the Letters of Credit.

1.2 Liquor Licenses. To the extent permitted by applicable law and requested by Terminating Lessors pursuant to Section 4.4 hereof, SFMB, Inc., a Delaware corporation (“Liquor License Holder”) agrees to assign, at no cost to Terminating Lessors, to the applicable Terminating Lessor (or the Operator, at the Terminating Lessor’s direction) and Terminating Lessors (or the Operator, if applicable) agree to accept all right, title and interest of Liquor License Holder in and to the existing liquor licenses held by Termination Lessees and Liquor License Holder and described on Schedule 1.2 attached hereto (the “Liquor Licenses”).

ARTICLE II

Consideration

2.1 Consideration. There will be no cash consideration to be paid by Terminating Lessors to Terminating Lessees for the termination of the Lease Agreements and transfer of certain personal property as herein provided. The consideration for the transactions contemplated by this Agreement shall be (a) the release by Terminating Lessors of any claims against and the obligations and liabilities of Terminating Lessees under the Lease Agreements, and (b) the release and return to Terminating Lessees of the Letters of Credit.

ARTICLE III

Representations and Warranties

3.1 Terminating Lessor’s Representations and Warranties. Each Terminating Lessor hereby represents and warrants, as to itself only, to Terminating Lessees that:

(a) Due Organization, Authority. Terminating Lessor is an entity duly organized and validly existing under the laws of the state of its organization and has full right, power and authority to enter into this Agreement and to consummate all of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Terminating Lessor has been duly authorized by all necessary partnership action on the part of Terminating Lessor and the persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of Terminating Lessor are duly authorized to execute this Agreement and such other documents on behalf of Terminating Lessor, and are authorized to bind Terminating Lessor. This Agreement constitutes the legal, valid and binding obligation of Terminating Lessor enforceable in accordance with its terms.

(b) No Violation. The execution and performance of this Agreement by Terminating Lessor does not, and the consummation of the transactions contemplated by this Agreement will not violate or constitute a breach of (i) the organization or governance documents of Terminating Lessor, or (ii) to Terminating Lessor’s knowledge, any contract, permit, license, order or decree to which Terminating Lessor is a party or by which Terminating Lessor or its assets are bound.

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(c) No Litigation. Except as disclosed on Schedule 3.1(c) attached hereto, as of the Effective Date, there is no pending action, suit, claim, litigation or proceeding as to which Terminating Lessor has been served with process which could reasonably be expected to adversely affect Terminating Lessor’s ability to consummate the transactions contemplated by this Agreement, and to the knowledge of Terminating Lessor, no such proceedings are threatened.

(d) No Violation of Law. Except as disclosed on Schedule 3.1(d) attached hereto, Terminating Lessor has not received any written notice of violation of any law from any Governmental Authority which could reasonably be expected to adversely affect Terminating Lessor’s ability to consummate the transactions contemplated by this Agreement.

(e) Approvals and Consents. Except as set forth on Schedule 3.1(e) attached hereto, no consent or approval of any Governmental Authority or any Person not a party to this Agreement is required to be obtained by Terminating Lessor as a condition to the execution, delivery or performance of this Agreement by Terminating Lessor or the consummation by it of the transactions contemplated hereby.

(f) Brokers. Neither Terminating Lessor nor any of its Affiliates has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent’s, broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

3.2 Terminating Lessee’s Representations and Warranties. Each Terminating Lessee hereby represents and warrants, as to only itself, each Hotel which is leased by such Terminating Lessee, and the Leasehold Estate(s) to which it holds title, to Terminating Lessors that:

(a) Due Organization; Authority. Terminating Lessee is duly organized and validly existing under the laws of the State of its organization and has full partnership power and authority to enter into this Agreement and to consummate all of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Terminating Lessee have been duly authorized by all necessary corporate and partnership action on the part of Terminating Lessee and the persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of the Terminating Lessee are duly authorized to execute this Agreement and such other documents on behalf of the Terminating Lessee, and are authorized to bind the Terminating Lessee. This Agreement constitutes the legal, valid and binding obligation of Terminating Lessee enforceable in accordance with its terms.

(b) United States Person. Terminating Lessee is a “United States person,” as defined by Internal Revenue Code Section 1445 and Section 7701.

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(c) No Violation. The execution of this Agreement by Terminating Lessee does not, and the performance by Terminating Lessee of the transactions contemplated by this Agreement will not (i) violate or constitute a breach of (A) Terminating Lessee’s organizational documents or its governing board’s authorizing resolution or (B) to the knowledge of Terminating Lessee, any contract, permit, license, order or decree to which Terminating Lessee is a party or by which Terminating Lessee or its assets are bound or (ii) result in the imposition of a lien or encumbrance on any assets of Terminating Lessee.

(d) No Litigation. Except as disclosed on Schedule 3.2(d) attached hereto, there is no pending or, to the knowledge of Terminating Lessee, any threatened, action, suit, proceeding, investigation or grievance which could reasonably be expected to adversely affect (i) any Hotel or its operations, or (ii) Terminating Lessee’s ability to consummate the transactions contemplated hereby.

(e) No Right or Option. No person, firm, corporation, or other entity has any right or option to acquire the Leasehold Estate(s), or any part thereof, from Terminating Lessee.

(f) Consents and Approvals. Except for the Capital Committee Approval and any consents described on Schedule 3.2(f) attached hereto, no consent, approval or authorization is required from any lenders or shareholders of Terminating Lessee and, to Terminating Lessee’s knowledge, no consent, approval, authorization or order of any court, agency or any other person not a party to this Agreement is required in order to permit Terminating Lessee to consummate the transactions contemplated by this Agreement.

(g) Brokers. Neither Terminating Lessee nor any of its Affiliates has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent’s, broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

(h) Licenses, Permits, etc. (i)All Licenses and Liquor Licenses necessary for the lawful use, maintenance, or operation of each Hotel as it has been used, maintained or operated have been obtained and there exists no violation under the Licenses or Liquor Licenses; (ii) a true and correct list of Licenses in effect on the date hereof is attached as Schedule 3.2(h); (iii) a true and correct list of the Liquor Licenses in effect on the date hereof is attached as Schedule 1.2; and (iv) to terminating Lessee’s knowledge, the applications submitted by Terminating Lessee to obtain the licenses and Liquor Licenses did not contain any misrepresentations by Terminating Lessee.

(i) Leases. There are no Leases in effect at any Hotel.

(j) Service and FF&E Contracts. A complete and current list of all Major Service and FF&E Contracts and, to Terminating Lessee’s knowledge, all Minor Service and FF&E Contracts is attached as Schedule 3.2(j). All Major Service and FF&E Contracts are in full force and effect, all payments thereunder are current and no default

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or event of default exists or has occurred (that has not been cured or waived) under any of the Major Service and FF&E Contracts, except as otherwise set forth on said Schedule. To Terminating Lessee’s knowledge, all Minor Service and FF&E Contracts are in full force and effect, all payments thereunder are current and no default or event of default exists or has occurred (that has not been cured or waived) under any of the Minor Service and FF&E Contracts.

(k) Occupancy Agreements. To Terminating Lessee’s knowledge, a complete and current list of all Occupancy Agreements is attached as Schedule 3.2(k) and the schedule(s) referenced in Section 6.4(c), when delivered, will be true and correct in all material respects.

(l) No Violation. To Terminating Lessee’s knowledge, that there has been no violation of any Legal Requirements (as defined in the Lease Agreement) affecting any Hotel.

(m) Zoning Compliance. (A) To Terminating Lessee’s knowledge, the use, maintenance and operation of the Hotel have complied in all material respects with all zoning and use restrictions, and (B) Terminating Lessee has not received any notices of violation of any building code or similar regulations affecting any Hotel.

(n) Financial Statements. All financial statements delivered to Terminating Lessors pursuant to the Lease Agreements accurately and fairly reflect in all material respects the financial condition and operation of each Hotel for the period of time reflected by such statements.

(o) Notice of Condemnation. Terminating Lessee has not received, with respect to any Hotel, written notice from any governmental authority regarding any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Hotel (but excluding any such notice that was delivered to Terminating Lessor) and, to Terminating Lessee’s knowledge, no such proceedings are contemplated.

(p) Environmental Violation. To Terminating Lessee’s knowledge, there does not exist any violation of applicable environmental laws or any other environmental issue at any Hotel.

(q) No Lease Defaults. Except for the Potential Lease Defaults, to Terminating Lessee’s knowledge (i) there exist no “Event of Default” under the Lease Agreement(s) to which it is a party (as such term is defined in the Lease Agreements), and (ii) Terminating Lessee is in material compliance with the terms of the Lease Agreement to which it is a party.

(r) Bankruptcy. Neither Terminating Lessee nor Wyndham has filed a petition for relief (or any other petition in bankruptcy) under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “applicable Bankruptcy Law”), nor has an involuntary petition for relief been filed against Terminating Lessee or Wyndham

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under any applicable Bankruptcy Law, nor has any order for relief naming Terminating Lessee or Wyndham been entered under any applicable Bankruptcy Law, nor has any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing been requested or consented to by Terminating Lessee or Wyndham, and neither Terminating Lessee nor Wyndham (i) is insolvent or has made a general assignment for the benefit of creditors or (ii) is generally not paying their debts as they become due. No corporate action has been taken for purposes of any of the foregoing.

3.3 Definition of Terminating Lessee’s Knowledge. When any representation or warranty of any Terminating Lessee is made “to Terminating Lessee’s knowledge” or the like, such representation or warranty is made to the actual knowledge of the Hotel general managers for each Hotel as listed in Schedule 3.3 attached hereto, the Wyndham Regional Vice President of Operations (as to the Hotel(s) in such party’s region) and the attorneys handling this transaction in the Wyndham legal department without inquiry or investigation and without including any constructive or imputed knowledge, with the understanding and agreement that such persons shall have no personal liability under or in connection with this Agreement.

ARTICLE IV

Covenants

4.1 Terminating Lessee’s Covenants. Each Terminating Lessee hereby covenants and agrees with Terminating Lessors as follows, on behalf of only itself and with respect to only each Hotel leased by such Terminating Lessee:

(a) Operations Pending Closing. Between the Effective Date and the Closing Date, Terminating Lessee shall:

(i) Operate, maintain and manage the Hotel in the same manner in which the Terminating Lessee has operated, maintained and managed the Hotel prior to the Effective Date, so as to keep the Hotel in good condition, reasonable wear and tear and damage by casualty or condemnation excepted, and so as to maintain the existing caliber of the Hotel operations conducted at the Hotel and the reasonable goodwill of all employees, guests and other customers of the Hotel.

(ii) Maintain its books of accounts and records in the usual, regular and ordinary manner, in accordance with the Uniform System and sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

(iii) Maintain in full force and effect all insurance coverage required by the Lease Agreement.

(iv) Use and operate the Hotel in compliance with applicable laws and the requirements of any mortgage, lease, Occupancy Agreement and insurance policy affecting the Hotel.

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(v) Order, purchase and maintain Supplies in sufficient quantities so as to maintain the condition and appearance of the Hotel and levels of Supplies, consistent with Terminating Lessee’s prior practices (as exemplified by the Hotel’s current operations), requirements under any franchise agreements affecting the Hotels, the overall standard of the Hotel and reasonable operating requirements.

(vi) Not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Hotel.

(vii) Promptly deliver to Terminating Lessors upon Terminating Lessors’ request such reports showing the revenue and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations, Occupancy Agreements and other bookings, as Terminating Lessee customarily keeps or receives internally for its own use.

(viii) Without the prior written consent of Terminating Lessors, which consent shall not be unreasonably withheld or delayed, not make any agreements which shall be binding upon Terminating Lessors with respect to the Hotel and cannot be terminated without penalty upon thirty (30) days notice.

(b) Approvals of Third Parties. As soon as practicable after the date hereof, Terminating Lessee will use all commercially reasonable efforts to secure, at its expense, all necessary consents, approvals and agreements of third parties that shall be required for the Terminating Lessee to perform its obligations and to consummate the transactions contemplated hereby as set forth on Schedule 3.2(f). The third parties from whom such consents, approvals and agreements shall be sought are as set forth on Schedule 3.2(f), and include the parties that issued the Licenses, all of which the applicable Terminating Lessor will assume if permitted by applicable law, and the vendor or lessor under each Service and FF&E Contract requiring consent or approval that any Terminating Lessor has not indicated during the Study Period that it will not assume. If a License cannot be assigned under applicable law, Terminating Lessee shall reasonably cooperate with the applicable Terminating Lessor in connection with processing an application for a new License. Terminating Lessee will bear the costs of assigning the Licenses and Service and FF&E Contracts, to the extent assigned to Terminating Lessors pursuant to the terms hereof.

(c) Payables. Terminating Lessee shall, in the ordinary course of business, pay or cause to be paid all liquidated liabilities and obligations with respect to the Hotel incurred through the Closing Date, including, but not limited to, all accounts payable, trade payables, rents, taxes, license and permit fees, payments under the Service and FF&E Contracts and compensation to Employees as provided under Section 4.3(d) hereof, except to the extent that Terminating Lessors have received a credit for any such items pursuant to Section 6.4(a) hereof. Notwithstanding the foregoing, it is understood that Terminating Lessee may postpone payment of an account payable which is the subject of a bona fide dispute or in case final bills are not rendered until after the Closing Date; provided that such dispute does not unreasonably interfere with the operation of the Hotel.

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(d) Responsibility for Litigation. Terminating Lessee shall be responsible for defending and for all final awards, judgments rendered or settlements reached with respect to any litigation described on Schedule 3.2(d).

(e) Intentionally Deleted.

(f) Survival. The covenants and agreements contained in Section 4.1(c) shall survive Closing until all of such liabilities and obligations are satisfied in full by the Terminating Lessee, notwithstanding Section 7.1 or any other provision of this Agreement. The covenants and agreements contained in Section 4.1(d) shall survive Closing until all of such judgments have been rendered or settlements reached and any related awards or settlement amounts (with any penalties and/or interest) paid and required actions taken or ceased, notwithstanding Section 7.1 or any other provision of this Agreement.

4.2 Terminating Lessors’ Covenants. Terminating Lessors hereby covenant and agree with Terminating Lessee as follows:

(a) Approvals of Third Parties. As soon as practicable after the date hereof, Terminating Lessors will use all commercially reasonable efforts to secure all necessary consents and approvals that shall be required for Terminating Lessors to perform their obligations hereunder and to consummate the transactions contemplated hereby and will otherwise use all commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement. In any case, the costs of obtaining such consents and approvals shall be paid by Terminating Lessors.

(b) Access to Books and Records. Terminating Lessors shall preserve and keep, free of charge, all books, papers and records concerning the Hotel (for periods prior to the Closing Date) and the transactions contemplated hereby for a period of no less than five (5) years following the Closing Date to the extent received by Terminating Lessors. Terminating Lessors agree to permit Terminating Lessees (and any successor to or assignee of Terminating Lessees) and their attorneys, accountants, agents and designees, access to, and the right to make copies of, such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of Terminating Lessees, shall be performed at the place where the records of Terminating Lessors are regularly maintained, shall be preceded by reasonable notice, and shall not unreasonably interfere with Terminating Lessors’ normal business activities. The provisions of this Section 4.2(b) shall survive for a period of five (5) years following the Closing.

4.3 Covenants Regarding Employees.

(a) WARN Act. To the extent that the WARN Act (as defined below) is applicable, Terminating Lessors (or the Operator) agree to hire and continue the

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employment of an adequate number of Employees employed at each of the Hotels such that there will not result an employment loss at any Hotel of 50 Employees or more where such employment loss involves at least 33% of the Employees at the Hotel (excluding part-time employees in each case) (which if such events did occur would trigger the application of the notice requirements under the Worker Adjustment and Retraining Notification Act (or similar local or state laws or regulations) (collectively, the “WARN Act”). Without limiting the generality of the foregoing, and to the extent the WARN Act is applicable to this transaction, all Employees hired by Terminating Lessors (or the Operator) (the “Hired Employees”) will be hired with salaries or wages and benefits (including, but not limited to, health insurance coverage) valued at eighty-five percent (85%) or more of their salary or wages and benefits existing as of the Closing Date. This covenant shall survive for a period of ninety (90) days following Closing. Each Terminating Lessee shall deliver to Terminating Lessors a Schedule (the “Employee Schedule”), which is to be updated at Closing through the Closing Date, showing for each then-current employee of the Hotel leased by such Terminating Lessee, the employee’s name, date of hire, position, Social Security number, wage or salary. Terminating Lessors agree to defend, indemnify and hold harmless Terminating Lessees, Wyndham and any of their respective affiliates from and against any and all matters, claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) relating to or arising from Terminating Lessors’ breach of its covenant set forth in this Section 4.3(a).

(b) Post-Closing Employment. Wyndham and Terminating Lessee agree that during the six (6) months following the Closing, neither will directly or indirectly solicit (other than general published advertising) or induce any present or future employee of Terminating Lessors or Operator to accept employment with Wyndham or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Wyndham may be associated.

(c) Claims. Terminating Lessors shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Hired Employees which arise out of events which occur after the Closing Date. Terminating Lessees will be responsible for the payment of any final award or judgment rendered, or settlement reached with respect to any claims, demands, actions or administrative proceedings brought by any of the Hired Employees which arise out of events which occurred prior to the Closing Date.

(d) Employee Compensation. Each Terminating Lessee shall pay from the Hotel operating accounts all wages and fringe benefits (including accrued vacation pay or other paid leave, sick pay, severance for management personnel not hired by Terminating Lessors, payroll taxes and retirement and insurance benefits) of all employees of the Terminating Lessee (or its manager) rendering services at the Hotel (the “Employees”) for the period up to and including the Closing Date.

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(e) Survival. The terms of this Section 4.3 shall survive Closing until fully performed notwithstanding Section 7.1. The provisions of Section 4.3(b) will not survive the termination of this Agreement.

4.4 Liquor Licenses. If allowed by applicable law, Liquor License Holder shall, as soon as possible after Closing, initiate a transfer of its Liquor Licenses to Terminating Lessors or their designee (the “Operator”). Terminating Lessors shall cause, or shall cause Operator to, promptly execute all forms, applications and other documents required and shall otherwise use their best efforts to effect the acquisition of such Liquor Licenses at the earliest date reasonably practicable, consistent with the laws of the state in which the Hotel is located, in order that all Liquor Licenses may be obtained by Operator at the earliest reasonably practicable time after Closing (but the failure or inability of Terminating Lessors to obtain liquor licenses on or before Closing shall not relieve Terminating Lessors of their obligation to proceed with Closing hereunder). Terminating Lessors shall not permit Operator to attempt to obtain the liquor licenses in any manner that would diminish, prior to the Closing, the full force and effect of the Liquor Licenses maintained by Liquor License Holder in its operation of any restaurants, lounges and bars presently located within the Hotels. If Terminating Lessors or Operator do not obtain any such liquor licenses until after Closing, then Terminating Lessees covenant and agree that they shall cooperate reasonably with Operator in keeping open any such liquor facilities of the Hotels between the Closing and the time when such Liquor Licenses are obtained by Operator or for a period not to exceed one hundred twenty (120) days following the Closing Date, whichever is less, by entering into an Alcoholic Beverage Management Agreement for the continued operation of and under the Liquor Licenses with respect to the affected Hotel, in the form of Exhibit F attached hereto and made a part hereof (the “Accommodation Agreement”). In no event shall any Terminating Lessee be required to obtain any additional liquor or alcoholic beverage licenses which it does not possess at the time of Closing. For the purpose of this Section only, the term “Terminating Lessee” shall include the officers, directors and employees of any entity that is a Liquor License Holder and the term “Operator” shall include Terminating Lessors. After the termination of the Accommodation Agreement, Liquor License Holder shall have the right, if the transfer of the Liquor Licenses has not yet then been consummated, to cause the Liquor Licenses to become inactive so that no alcoholic beverages shall be served at the affected Hotel under the Liquor Licenses, but Liquor License Holder shall continue to cooperate with Operator to accomplish the transfer of the Liquor Licenses to Operator. Terminating Lessors and Operator shall indemnify Liquor License Holder and Terminating Lessees with respect to any liability, obligation, costs, expenses (including, without limitation, attorneys’ fees and expenses), fees, fines, claims, causes of action or damages arising out of or related to the sale or serving of alcoholic beverages at the Hotels prior to the consummation of the transfer of the Liquor Licenses to Operator. The terms of this Section shall survive the Closing until fully performed and shall not be terminated by Section 7.1.

4.5 Reservations, Marketing and Sales. Each Terminating Lessee shall, and shall cause its Affiliates to, continue to take guest room reservations and enter into Occupancy Agreements in the ordinary course of business in accordance with its past practices. More specifically, without the prior consent of Terminating Lessors, not to be unreasonably withheld, delayed or conditioned, (A) no Occupancy Agreement shall be entered into, or guest or room booking accepted, relating to one or more dates after the Effective Date, (1) at a per room night

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rate of less than the rate specified for each Hotel in Schedule 4.5, or (2) if the Occupancy Agreement or guest or room booking relates to one or more blocks exceeding 50 total room nights, at a per room night rate of less than 80% of then-currently published room night rates, and (B) no “trade out” agreements shall be entered into relating to one or more dates after the Effective Date. Terminating Lessees shall continue to support all marketing and sales functions at the Hotels and promote the business of the Hotels in generally the same manner as Terminating Lessees did prior to the execution of this Agreement.

4.6 Baggage. All baggage or other property of patrons of the Hotels checked or left in care of any Terminating Lessee and all items in such Terminating Lessee’s “Lost and Found” will be listed in an inventory to be prepared in duplicate and signed by Terminating Lessee’s and Terminating Lessors’ representatives on the Closing Date. Terminating Lessors will be responsible for all baggage and property listed in such inventory from, after and including the Closing Date. Each Terminating Lessee shall be responsible for baggage and property not listed in such inventory but alleged to have been left in custody at the Hotel leased by it with respect to the period up to but not including the Closing Date, provided any such claim related thereto is raised within ninety (90) days following the Closing Date.

ARTICLE V

Conditions Precedent to Closing

5.1 Conditions Precedent to the Obligations of Terminating Lessors. The obligations of Terminating Lessors to be performed on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Terminating Lessors may waive in writing:

(a) Representations and Warranties of Terminating Lessee. Except for such breaches of the representations and warranties of Terminating Lessee made in this Agreement which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (disregarding for such purposes all materiality and knowledge qualifiers contained in the individual representations and warranties of the Terminating Lessees contained in this Agreement), each of the representations and warranties of the Terminating Lessees contained in this Agreement was true and correct when made on the Effective Date and shall be true, correct and complete as of the Closing Date (or to the extent that a representation or warranty is by its terms made as of another date, then as of such date) as though made on and as of the Closing Date. Anything herein to the contrary notwithstanding, if a Material Adverse Effect exists with respect to any Hotel, the failure of the condition precedent described herein shall apply only to such Hotel, and Terminating Lessors shall have the right to terminate this Agreement as a result thereof as to the affected Hotel only and shall remain obligated to proceed to Closing with respect to the remaining Hotels.

(b) Performance of Terminating Lessee’s Obligations. Each Terminating Lessee shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

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(c) No Injunctions or Restraints. No temporary, preliminary or permanent order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any Governmental Authority that prevents Terminating Lessors’ consummation of the transactions contemplated by this Agreement; provided, however, that Terminating Lessors shall use all commercially reasonable efforts to have any such order, decree or injunction vacated or reversed.

(d) Lender Consents. To the extent required by the operative loan documents, Terminating Lessors shall have obtained the consent of Bank of America, N.A. (with respect to the BOA Hotels) and Nomura (with respect to the Nomura Hotels) (collectively with their successors and assigns, the “Lenders”) to the termination of the Leasehold Estates contemplated by this Agreement (the “Lender Consents”).

(e) No Default. There shall exist no Event of Default under the Lease Agreements (as such term is defined therein), except for the Potential Lease Defaults.

5.2 Conditions Precedent to the Obligations of Terminating Lessees. The obligations of Terminating Lessees to be performed on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Terminating Lessees may waive in writing:

(a) Representations and Warranties of Terminating Lessors. Except for such breaches of the representations and warranties of Terminating Lessors made in this Agreement which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Terminating Lessors’ financial condition or ability to perform its obligations hereunder (disregarding for such purposes all materiality and knowledge qualifiers contained in the individual representations and warranties of Terminating Lessors contained in this Agreement), each of the representations and warranties of Terminating Lessors contained in this Agreement was true and correct when made on the Effective Date and shall be true, correct and complete as of the Closing Date (or to the extent that a representation or warranty is by its terms made as of another date, then as of such date) as though made on and as of the Closing Date.

(b) Performance of Terminating Lessors’ Obligations. Terminating Lessors shall have performed and complied with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

(c) Lease Guaranty. At Closing, the Consolidated, Amended and Restated Guaranty dated effective as of October 22, 1998 by and between Wyndham for the benefit of General I, General II and Sunrise (the “Guaranty”) shall be terminated and Wyndham released from all obligations thereunder (the “Guaranty Termination”), which Guaranty Termination will be in a form reasonably satisfactory to Terminating Lessees and Termination Lessors and agreed upon by the parties hereto during the Study Period.

(d) Lease Master Agreement. At Closing, the Lease Master Agreement shall be terminated by execution of a termination satisfactory in form and substance to

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Terminating Lessees (the “Lease Master Agreement Termination”), which Lease Master Agreement Termination will be in a form reasonably satisfactory to Terminating Lessees and Termination Lessors and agreed upon by the parties hereto during the Study Period.

(e) No Injunctions or Restraints. No temporary, preliminary or permanent order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any Governmental Authority that prevents any Terminating Lessee’s consummation of the transactions contemplated by this Agreement; provided, however, that each Terminating Lessee shall use all commercially reasonable efforts to have any such order, decree or injunction vacated or reversed.

(f) Lender Consent. Terminating Lessors shall have delivered to Terminating Lessee written evidence of (i) the consent of each Lender to the transaction and actions contemplated by this Agreement, or (ii) the right of Terminating Lessors to enter into and perform this Agreement under the agreement(s) evidencing each Lender’s rights with respect to the Hotels (which evidence shall include copies of all such agreement(s)), accompanied by an indemnification agreement in form and substance satisfactory to Terminating Lessees and executed by creditworthy entities acceptable to Terminating Lessees, indemnifying Terminating Lessees+ with respect to Terminating Lessors’ failure to obtain the written consent of the Lenders.

ARTICLE VI

Closing

6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be accomplished through an escrow arrangement described as follows:

(a) The Closing shall occur in two (2) stages, with the first Closing to occur on March 1, 2004 (the “First Tranche Closing Date”) with respect to the Sunrise Suites – Tinton Falls Hotel (the “First Closing Tranche”) and the second Closing to occur on April 1, 2004 (the “Second Tranche Closing Date”) with respect to the balance of the Hotels (the “Second Closing Tranche”) (the First Tranche Closing Date and the Second Tranche Closing Date are sometimes individually and collectively called the “Closing Date” and the First Closing Tranche and the Second Closing Tranche are sometimes individually and collectively called the “Closing Tranche”). On each Closing Date, Terminating Lessees shall deliver to the Escrow Agent, the Terminating Lessees Closing Documents and Terminating Lessors shall deliver to the Escrow Agent the Terminating Lessors Closing Documents with respect to the Hotels included in the applicable Closing Tranche and such parties shall deliver any amounts to be paid to the other party pursuant to the provisions of Section 6.4 hereof.

(b) The Closing shall be held in the offices of Locke Liddell & Sapp LLP in Dallas, Texas (or such other location as may be mutually agreed upon by Terminating Lessees and Terminating Lessors) at 2:00 p.m., CDT, on the Closing Date.

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6.2 Performance by Terminating Lessees. At Closing, or at such other date as specified below, concurrently with the performance by Terminating Lessors of their obligations to be performed at the Closing:

(a) Possession of Hotel. Terminating Lessees shall surrender, quitclaim and deliver possession of the Property, subject to the rights of transient guests of the Hotels, the rights of parties in possession under the Occupancy Agreements, and those exceptions to title listed in the Title Update, other than any title exceptions relating to the documents described in the Termination of Leasehold Interests and in the documents listed in Section 6.2(b)(xiv) below, all of which will be released at Closing.

(b) Documents. Each Terminating Lessee (and any other party named below) shall deliver to the Escrow Agent on the Closing Date and, where appropriate, execute and acknowledge the following documents (the “Terminating Lessees Closing Documents”) with respect to each Hotel that it leases and each Leasehold Estate owned by it:

(i) a termination agreement for each Leasehold Estate (the “Termination of Leasehold Interests”) in substantially the form attached hereto as Exhibit B, conformed as necessary to comply with the laws of the state in which each Hotel is located (the “State”), terminating the Leasehold Interests and any rights of the applicable Terminating Lessee or Wyndham Affiliates created thereby, and, except as expressly provided herein, releasing Terminating Lessees from all payment or other obligations and liabilities under the Lease Agreements with respect to the Hotels and releasing, without qualification, condition or proviso, Terminating Lessees with respect to any prior defaults under the Lease Agreements with respect to the Hotels (provided that such release shall not effect a release of any Terminating Lessee with respect to any claim of Terminating Lessors arising under this Agreement). The Terminations of Leasehold Interests shall be in sufficient form and substance to, upon recording in the proper office(s) and/or land records, terminate any memoranda or other instruments which have been recorded against title to the Hotel Parcels or the Hotels to evidence the existence of, or Terminating Lessees’, Wyndham’s or any Wyndham Affiliate’s interest in, the Lease Agreements;

(ii) a bill of sale and general assignment in substantially the form attached hereto as Exhibit C (the “Bill of Sale and General Assignment”), conformed as necessary to comply with the laws of the State, conveying to Terminating Lessors or their designee(s) and providing for the assumption by such party with respect to (a) the FF&E, Supplies, Warranties, Records and, if applicable, Proceeds, (b) the Service and FF&E Contracts described in Schedule 3.2(j);

(iii) an assignment and assumption agreement (the “Assignment of Occupancy Agreements”) in substantially the form of Exhibit D attached hereto, conveying to Terminating Lessors or their designee(s) Terminating Lessees’ interest in the Occupancy Agreements described in Schedule 3.2(k) and providing for Terminating Lessors’ assumption of same;

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(iv) an affidavit in the form attached hereto as Exhibit E executed by each Terminating Lessee, stating such Terminating Lessee’s U.S. Taxpayer identification number and that Terminating Lessee is not a “foreign person” or a “foreign corporation” (as defined under the Internal Revenue Code Sections 1445 and 7701) and that Terminating Lessee is not required to withhold any portion of the Consideration under the provisions of such Act;

(v) the Accommodation Agreement executed by the Liquor License Holder and Terminating Lessors or their designee(s) in substantially the form of Exhibit F, conformed as necessary to comply with the laws of the applicable jurisdiction, pursuant to which liquor operations of the Hotel will be continued after the Closing Date pursuant to Section 4.4 hereof;

(vi) such further instruments and documents as may be reasonably required by Terminating Lessors as are customary for similar transactions, including, but not limited to, a certified copy of a resolution of the governing board for each Terminating Lessee authorizing such Terminating Lessee to consummate the transaction contemplated by and in accordance with this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing;

(vii) a certificate executed by each Terminating Lessee, certifying as to the truth of the matters set forth in Section 5.1(a) as of the Closing Date and to the satisfaction of the matters set forth in Section 5.1(b) hereof;

(viii) a franchise agreement with Summerfield Hotel Company, L.P. that provides that each Hotel (other than the Hotel located in Tinton Falls, New Jersey) will be owned by a Terminating Lessor and leased and managed by an Affiliate of either Terminating Lessors or Jeffrey H. Fisher as a “Summerfield Suites® by Wyndham” hotel, in substantially the form attached hereto as Exhibit G (the “Franchise Agreement”) and a Reservations Agreement for the Hotel located in Tinton Falls, New Jersey;

(ix) a comfort letter with respect to the Franchise Agreement, in substantially the form of the comfort letter attached hereto and made a part hereof as Exhibit G-1, with such changes thereto as are reasonably requested by the Lenders and reasonably acceptable to the franchisor;

(x) the Guaranty Termination;

(xi) the Lease Master Agreement Termination;

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(xii) a document executed by Wyndham, on behalf of all Wyndham Affiliates, releasing all current Hotel Employees retained by Terminating Lessors as employees of the Hotel on the Closing Date from any non-competition, confidentiality or similar agreements or restrictions;

(xiii) executed counterparts of the Closing Statements, together with the Employee Schedule, the Accounts Receivable Aging Report and the Reservation Schedule, all updated to the Closing Date; and

(xiv) executed counterparts of (i) the Mutual Termination and Release - Hotel License Agreement attached hereto and made a part hereof as Exhibit I, and (ii) Mutual Termination and Release - Management Agreement attached hereto and made a part hereof as Exhibit J.

6.3 Performance by Terminating Lessors. At Closing, or at such other date as specified below, concurrently with the performance by Terminating Lessees of their obligations to be performed at the Closing:

(a) Documents. Each Terminating Lessor (and any other related party to the documents named below) shall deliver to the Escrow Agent on the Closing Date and where appropriate, execute and acknowledge, the following documents for each Hotel that it currently leases to a Terminating Lessee (the “Terminating Lessors Closing Documents”):

(i) the Termination of Leasehold Interests, Bill of Sale and General Assignment, Assignment of Occupancy Agreements, Accommodation Agreement (if applicable) and the Franchise Agreement;

(ii) such other documents as may be reasonably required by Terminating Lessees including, but not limited to, such authorization documents for Terminating Lessors and their respective general partners as Terminating Lessees shall reasonably request, authorizing Terminating Lessors to consummate the transactions contemplated by and in accordance with this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing;

(iii) a certificate executed by Terminating Lessors certifying to the truth of the matters set forth in Section 5.2(a) as of the Closing Date and to the satisfaction of the matters set forth in Section 5.2(b) hereof;

(iv) the Guaranty Termination;

(v) the Lease Master Agreement Termination;

(vi) executed counterparts of the Closing Statements; and

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(vii) the Letters of Credit (or evidence satisfactory to Terminating Lessees that such Letters of Credit have been cancelled).

6.4 Hotel Prorations and Adjustments.

(a) General Provisions Regarding Prorations and Adjustments. The following adjustments and prorations will be computed as of the Closing Date for each of the Hotels, and the “net” amounts owing by the Terminating Lessors or the Terminating Lessees with respect to the Hotels to the other parties shall be paid by such owing parties to the other parties on the Closing Date; provided, however, the “net” amounts will be calculated for the Hotels in the First Closing Tranche and then for the Hotels in the Second Closing Tranche on each Closing Date. Unless otherwise stated herein, all prorations will be on an accrual basis in accordance with generally accepted accounting principles, and based on the actual number of days in each month. All items of revenue, cost and expense of each Hotel which are receivable or payable by the applicable Terminating Lessee under the terms of the Lease Agreements with respect to the period up to and including the Closing Date will be for the account of such Terminating Lessee; provided, however, that the Terminating Lessees shall pay at Closing the “Rent,” as defined in the Lease Agreements, payable to Terminating Lessors for the period from the date of the last period for which Terminating Lessee paid the applicable Terminating Lessors Rent through the Closing Date (other than any “Rent” or other payment required to be paid to cure the Potential Lease Defaults); provided, however that (a) all calculations under a Lease Agreement shall be “closed out” and calculated as of the Closing Date, so that any obligations of any Terminating Lessee under any performance standards provided for in a Lease Agreement shall be deemed to be “zero,” (b) all curative provisions under all performance standards in a Lease Agreement shall be forgiven at Closing and no amounts relating thereto shall be included in any adjustments in or due to Terminating Lessors pursuant to the Closing Statement or any subsequent adjustment to or replacement of the Closing Statement, and (c) all percentage rent required by the Lease Agreements (after payment of the Rent required as set forth above) shall be deemed to be “zero” as of the Closing Date and cease as of the Closing Date. The provisions of this Section 6.4(a) shall control over any inconsistent or contrary provision of this Agreement and shall survive the Closing. All other items of revenue, cost and expense of the Hotels will be for the account of Terminating Lessors. By way of illustration and not in any way limiting the foregoing, upon the Closing, (i) all Performance Failures (as defined in the Lease Agreements) with respect to each Hotel, if any, and all Events of Default (as defined in the Lease Agreements) related to such Performance Failures, if any, will be extinguished or forgiven, and (ii) Terminating Lessees shall be liable for no damages, cure payments or other remedies with respect to the Lease Agreements, including, without limitation, any Performance Failures with respect to any Hotel or Event of Default related to any such Performance Failure.

(b) Cash. Terminating Lessees shall receive a credit as of the Closing Date in the amount of the sum of all cash which exist at the Cut-Off Time in in-house banks or in the Hotel operating accounts.

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(c) Reservation Prepayments. Prior to and again on the Closing Date, Terminating Lessees will provide to Terminating Lessors a complete and then current Schedule of postclosing confirmed Occupancy Agreements (“Reservation Schedule”), if any, containing the following: (i) the party for whose benefit the reservation was made, (ii) the amount of Prepaid Expenses and Refundable Deposits for services to be rendered under Occupancy Agreements after the Closing Date, and (iii) such additional information as is customarily included on such reports. Terminating Lessees will transfer or credit to Terminating Lessors the amount of the Prepaid Expenses and Refundable Deposits which have been received by Terminating Lessees in connection therewith. Any post-Closing Date prepayments made to Terminating Lessees on reservations for dates after the Closing Date will be forwarded to Terminating Lessors upon receipt.

(d) Tray Ledger. The Tray Ledger for the day of Closing will be apportioned equally between Terminating Lessors and Terminating Lessees and Terminating Lessors will pay all the costs of housekeeping services performed on the Closing Date.

(e) Taxes and Assessments.

(i) There will be no proration of the real and personal property taxes, assessments and all other public or governmental charges (including charges, assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed on or prior to the Closing Date) that have been paid or are due and payable for any time period in which both a Terminating Lessee and a Terminating Lessor will have title to a Hotel.

(ii) Each Terminating Lessee will be responsible for all of its respective federal or local income and franchise taxes, and similar taxes applicable to the transaction contemplated by this Agreement. Each Terminating Lessee will be responsible for sales, hotel, motel, occupancy and similar taxes for the Hotels leased by it relating to periods up to, but not including, the Closing Date.

(f) Utility Contracts. Utility contracts including telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting, cable television, telephone and any other utility service will be prorated as of the Closing Date; provided that to the extent permitted, all deposits, if any, made by Terminating Lessees as security under any such utility contracts shall be returned to Terminating Lessees, or a credit given to Terminating Lessees at Closing. Where possible, cutoff readings will be secured for all utilities as of the Closing Date. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service and adjusted as necessary after the Closing Date.

(g) Prepaid Expenses. All prepaid items, including, without limitation, advertising expenses, trade association dues, trade subscriptions and maintenance fees, to the extent they benefit Terminating Lessors, will be transferred to Terminating Lessors, and a credit in the amount of same given to Terminating Lessees.

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(h) Service and FF&E Contracts. All pre-payments made under the Service and FF&E Contracts will be adjusted and apportioned as of the Closing Date.

(i) Accounts Receivable. Terminating Lessees shall receive a credit for the Accounts Receivable (including, without limitation, the Guest Ledger Receivables) existing as of the Closing Date, equal to the sum of the (a) one hundred percent (100%) of the par value of all such receivables which have been due and payable for sixty (60) days or less, (b) seventy-five percent (75%) of the par value of all such receivables which have been due and payable for more than sixty (60) days but less than ninety (90) days, and (c) fifty percent (50%) of the par value of all such receivables which have been due and payable for more than ninety (90) days but less than one hundred twenty (120) days. Terminating Lessees shall provide to Terminating Lessors a true and correct accounts receivable aging report in customary form (the “Accounts Receivable Aging Report”) which shall be updated as of the Closing Date.

(j) Intentionally Deleted.

(k) Miscellaneous. All other charges and fees incurred in the ordinary course of business customarily prorated and adjusted in similar transactions will be prorated at the Closing as of the Closing Date and will be reflected on a preliminary closing statement and the Closing Statement.

6.5 Preparation of Closing Statements.

(a) Terminating Lessees and Terminating Lessors shall make such inventories, examinations and internal audits of each Hotel covered by a Lease Agreement to which it is a party and of the books and records relating thereto, as such parties may deem reasonably necessary to make the adjustment calculations and prorations required under this Agreement.

(b) In connection with the Closing, Terminating Lessors and Terminating Lessees shall agree upon a closing statement for each Hotel not later than five (5) days prior to the Closing Date (each, a “Closing Statement” and collectively, the “Closing Statements”). Terminating Lessees shall deliver to Terminating Lessors a draft Closing Statement ten (10) days prior to the Closing, with appropriate backup information, including a draft of the Reservation Schedule referred to in Section 6.4(c) for each Hotel. The Closing Statement shall contain the Terminating Lessees’ and Terminating Lessors’ best estimate of the amounts of the items requiring the prorations and calculations in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations provided for herein shall be made at the Closing Date.

(c) By no later than ninety (90) days following the Closing Date, Terminating Lessors shall deliver an accounting (the “Accounting”) to Terminating Lessees setting forth their determination of all adjustments to the Closing Statement which they believe are necessary to allocate the revenues and expenses of the Hotels in accordance with this Agreement.

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(d) From time to time after the delivery of the Accounting, within thirty (30) days after information becomes available regarding any revenues or expenses of the Hotel for the period prior to Closing that it is not finally accounted for in the Accounting or in a previous Updated Accounting (defined below), Terminating Lessors shall prepare and deliver an updated accounting statement (an “Updated Accounting”) setting forth their determination of all additional adjustments to the Closing Statement which they believe are necessary to allocate the revenues and expenses of the Hotels in accordance with this Agreement.

(e) The Accounting and each Updated Accounting shall be accompanied by a statement of any sum due from one party to the other party hereto, and settlement thereof shall be made by the owing party by wire transfer or good check within ten (10) business days thereafter.

(f) Terminating Lessees may object to any item included in the Accounting or any Updated Accounting within seven (7) business days after delivery thereof. The parties shall cooperate in good faith to reconcile all items included on the Accounting or any Updated Accounting. If the parties cannot resolve any item within twenty (20) business days after delivery of an Accounting or Updated Accounting, either party may submit such dispute to a reputable national accounting firm chosen by the parties hereto that is not engaged by either party (the “Auditor”) for resolution. The determination of the Auditor, which shall be made within thirty (30) days after submission, shall be conclusive. The fee and expenses of the Auditor shall be divided evenly between the parties, unless (i) the results of such audit indicate a variance in any such objectionable items of more than three percent (3%) in favor of Terminating Lessees, in which case, the cost of said audit shall be borne solely by Terminating Lessors, or (ii) the results of such audit indicate a variance of more than three percent (3%) in favor of Terminating Lessors, in which case the cost of said audit shall be borne solely by Terminating Lessees.

(g) Anything herein to the contrary notwithstanding, the Updated Accounting(s) will be completed within twelve (12) months following the Closing Date; provided, however, that the parties hereto will exercise commercially reasonable efforts to complete the Updated Accounting(s) within one hundred eighty (180) days following the Closing Date.

6.6 Closing Costs. Any escrow fee charged by the Escrow Agent, and all document stamp fees, sales tax, transfer taxes and recording fees and taxes and the cost of the Title Update shall be paid one-half (1/2) by Terminating Lessees and one-half (1/2) by Terminating Lessors. All such closing costs shall be so allocated on the Closing Statement. Each party shall pay all other costs and fees incurred by it in connection with this transaction, including, but not limited to, its own attorneys’ fees incurred in connection with the transaction which is the subject of this Agreement.

6.7 Cooperation. Terminating Lessors agree to cooperate with Terminating Lessees in connection with the preparation, execution and filing of affidavits and questionnaires required

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by any governmental entity in connection with the payment and calculation of transfer and sales taxes, including any transferee affidavits. If Terminating Lessors shall not have duly executed and delivered such affidavits and questionnaires within ten (10) business days after written request therefor by or on behalf of any Terminating Lessee, such Terminating Lessee is hereby appointed by Terminating Lessors as its attorney-in-fact for the sole purpose of executing and delivering such documents on behalf of Terminating Lessors, provided such Terminating Lessee is not authorized to take any action or make any statement inconsistent with the terms of this Agreement.

6.8 Survival. The agreements set forth in Sections 6.4 through 6.7 shall survive the Closing and be enforceable until fully performed, and shall not be terminated by Section 7.1.

ARTICLE VII

Survival; Indemnification

7.1 Survival of Representations. Except as otherwise expressly provided hereby, all representations, warranties, covenants and agreements contained in this Agreement or any Schedule hereto or certificate required to be provided at the Closing shall survive and shall not be extinguished by the Closing (subject to the provisions of Section 7.6) for a period of nine (9) months following the Closing (the “Cut-Off-Date”), after which nine (9) month period, such representations, warranties, covenants and agreements shall be of no further force or effect whatsoever, except to the extent that legal proceedings have been filed in connection with an alleged breach of same within such nine (9) month period; provided, however, that (a) the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.2(a) and 3.2(c) shall survive indefinitely, and (b) the parties’ respective covenants and agreements set forth in the applicable Sections shall survive as may be otherwise expressly provided therein. The Closing shall not be deemed in any way to constitute a waiver by any party of any powers, rights or remedies it may have with respect to any obligations of the other party hereunder except as provided in Section 7.6 below.

7.2 Indemnity by Terminating Lessee and Wyndham. Terminating Lessees and Wyndham agree, jointly and severally, to indemnify, defend and hold harmless Terminating Lessors and Operator and their respective Affiliates, officers, directors, shareholders, partners, employees and agents (collectively, “Terminating Lessors Indemnified Parties”) from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney’s fees, costs and expenses, and any and all actions, suits and proceedings in respect thereof (collectively “Liabilities”) suffered or incurred by Terminating Lessors Indemnified Parties (i) as a result of the termination of, or failure to terminate, the management agreements (and any subleases or sub-management agreements) between Wyndham Affiliates, (ii) as a result of the breach by Terminating Lessee of any covenant or agreement made herein or in any document or instrument delivered pursuant hereto, (iii) as a result of the failure of any Terminating Lessee’s representation or warranty made herein to be true in all material respects when made, (iv) the items listed on Schedule 3.2(d), and (v) to the extent that such indemnifying party would have been liable under the Lease Agreements (assuming for these purposes that it was still in effect when the determination is made), as a result of the operation of the subject Hotel, prior to the Closing

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Date, including, without limitation, for sales tax (and related interest or penalties), vendor claims and employee- or employment-related claims based on events occurring or alleged to have occurred prior to the Closing Date.

7.3 Indemnity by Terminating Lessors. Terminating Lessors agree, jointly and severally, to indemnify, defend and hold harmless Wyndham and Terminating Lessees and their Affiliates, officers, directors, shareholders, partners, employees and agents (collectively, “Wyndham Indemnified Parties”) from and against any and all Liabilities suffered or incurred by Wyndham Indemnified Parties as a result of (i) the breach by Terminating Lessors of any covenant made herein or in any document or instrument delivered pursuant hereto, (ii) the failure of any Terminating Lessors’ representations to be true in all material respects when made, and (iii) the operation of the Hotel by terminating Lessors (or Operator) on and after the Closing Date, including without limitation, vendor claims and employee or employment-related claims based on events occurring or alleged to have occurred on or after the Closing Date.

7.4 Defense of Claims. A party claiming indemnification shall give written notice to the indemnifying party as soon as practicable after the claiming party becomes aware of any fact, condition or event which it believes will give rise to such indemnification right. If any action, suit or proceeding (a “Proceeding”) alleging a claim for Liabilities is filed or threatened against any party entitled to indemnification hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable. After such notice, the indemnifying party shall be entitled, if it so elects (i) to take control of the investigation and defense of the Proceeding, and the pre-proceeding activities with respect to the subject Liabilities, (ii) to engage attorneys and experts of its choice to handle the investigation and defense of the Proceedings, or such pre-Proceeding activities, and (iii) with the indemnified party’s consent, not to be unreasonably withheld (failure to include a complete release of the indemnified party constituting reason to withhold consent), to settle such Proceeding (or such matter, if prior to a Proceeding), all at the indemnifying party’s sole risk and expense. The indemnified party shall reasonably cooperate with the indemnifying party’s defense of the Proceeding.

7.5 Survival. The provisions of Sections 7.2 through 7.4 shall survive the Closing and actions may be initiated thereunder, (1) for those matters subject to termination as of the Cut-Off Date under Section 7.1, until the Cut-Off Date, (2) with respect to the matters described in Sections 3.1(a) and (b) and Sections 3.2(a) and (c), indefinitely, and (3) with respect to those covenants and agreements set forth in this Agreement which by their express terms survive Closing until (i) some future event, occurrence or date other than the Cut-Off Date or (ii) indefinitely, until such event, occurrence or date, or indefinitely, as applicable.

7.6 Breach or condition failure known at Closing. Notwithstanding anything in this Agreement to the contrary, neither party shall have any liability or obligation for indemnification or otherwise as a result of any breach of any representation or any failure of a condition included in this Agreement of which the other party or any of its affiliates had actual knowledge (not including constructive or imputed knowledge) prior to Closing and proceeded with the Closing. In such event, any such breach or condition failure shall be deemed fully waived and released.

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ARTICLE VIII

Inspection

8.1 Inspection. Terminating Lessors confirm that they have been provided an opportunity to perform due diligence reviews and inspections regarding the Hotels (the “Study Period”), that the Study Period has expired and that Terminating Lessors have waived any rights to terminate this Agreement as a result of such inspections and review. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Terminating Lessors relating to the inspection of any Hotel will be solely Terminating Lessors’ expense.

8.2 Terminating Lessors’ Agreement to Indemnify Regarding Inspections. Terminating Lessors hereby, jointly and severally, indemnify and hold Terminating Lessees and all their respective partners, directors, officers, shareholders, employees, agents and attorneys (the “Terminating Lessee Parties”) harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Terminating Lessors’ inspections or tests permitted hereunder; provided, however, that with respect to any matters for which indemnification will be pursued hereunder of which Terminating Lessees had actual knowledge prior to the Effective Date, such indemnification is conditioned upon Terminating Lessees having provided to Terminating Lessors prior to the Effective Date copies of any information then in their possession regarding such matters. With respect to any matters for which Terminating Lessees pursue indemnification from Terminating Lessors under this Section 8.2, Terminating Lessees covenant to provide to Terminating Lessors promptly after coming into possession of same, copies of any information in Terminating Lessees’ possession pertaining to such matter. No failure of Terminating Lessees to comply with the provisions hereof shall reduce, limit or release Terminating Lessors’ indemnification obligations to the extent that any information which any Terminating Lessees fail to provide Terminating Lessors was already in the possession of any Terminating Lessor at the time that such duty to deliver same to Terminating Lessors arose.

8.3 Property Conveyed “AS IS”. EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, IT IS UNDERSTOOD AND AGREED THAT TERMINATING LESSEES HAVE NOT MADE AND ARE NOT NOW MAKING, AND SPECIFICALLY DISCLAIM, ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE HOTELS OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND THE EXTENT TO WHICH THE HOTELS OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL

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ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE HOTELS OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE HOTELS OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE HOTELS OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE HOTELS OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE HOTELS OR ANY PART THEREOF, (XII) THE PRESENCE OF HAZARDOUS SUBSTANCES IN OR ON, UNDER OR IN THE VICINITY OF THE HOTELS OR ANY PORTION THEREOF, (XIII) THE PHYSICAL CONDITION OR USE OF THE HOTELS OR ANY PORTION THEREOF OR COMPLIANCE OF THE HOTELS OR ANY PORTION THEREOF WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XIV) THE EXISTENCE OR NONEXISTENCE OF UNDERGROUND STORAGE TANKS, (XV) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE HOTELS OR ANY PORTION THEREOF, (XVI) THE POTENTIAL FOR FURTHER DEVELOPMENT OF ANY HOTELS OR ANY PORTION THEREOF, (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE HOTELS OR ANY PORTION THEREOF, (XVIII) THE MERCHANTABILITY OF THE HOTELS OR ANY PORTION THEREOF OR THE FITNESS OF THE PROPERTY OR ANY PORTION THEREOF FOR ANY PARTICULAR PURPOSE, (XIX) TAX CONSEQUENCES OR (XX) THE FINANCIAL PERFORMANCE OF THE HOTELS. TERMINATING LESSORS FURTHER ACKNOWLEDGE AND AGREE THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING OR RELATING TO THE PROPERTY, EXCEPT AS MAY BE SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, TERMINATING LESSORS ARE RELYING SOLELY ON THEIR OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY TERMINATING LESSEES OR TERMINATING LESSEES’ AGENTS OR CONTRACTORS. TERMINATING LESSORS FURTHER ACKNOWLEDGE AND AGREE THAT ANY INFORMATION MADE AVAILABLE TO TERMINATING LESSORS OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF TERMINATING LESSEES WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT TERMINATING LESSEES HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS MAY BE SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS MAY BE SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, TERMINATING LESSORS AGREE TO FULLY AND

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IRREVOCABLY RELEASE ALL SUCH SOURCES OF INFORMATION AND PREPARERS OF INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY WHICH WERE RETAINED BY TERMINATING LESSEES FROM ANY AND ALL CLAIMS THAT THEY MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SUCH SOURCES OR PREPARERS OF INFORMATION FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION. TERMINATING LESSEES HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY PORTION OF THE PROPERTY.

8.4 Title Update Terminating Lessors acknowledge that prior to the Effective Date, Terminating Lessees caused Escrow Agent to provide Terminating Lessors with title updates (the “Title Updates”) showing any changes from the Owner’s Policy for each Hotel, copies of which have been provided to Terminating Lessors, and that the Escrow Agent has provided copies of all additional documents of record shown as exceptions therein. Terminating Lessors acknowledges that no additional owner’s title insurance policy will be issued to Terminating Lessors at Closing (unless Terminating Lessors elect to do so, at their sole cost and expense and not as a condition to any of its obligations under this Agreement). Other than as contemplated by Section 6.2(b)(i) and Section 6.2(b)(xiv), Terminating Lessees shall not be required to cure any title or survey matters or objections by Terminating Lessors, Terminating Lessors sole remedy and relief with respect to any title or survey matters which are objectionable being to terminate this Agreement prior to the expiration of the Study Period.

ARTICLE IX

Termination

9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) By the mutual consent in writing of Terminating Lessees and Terminating Lessors;

(b) By Terminating Lessees or Terminating Lessors in writing if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

(c) By Terminating Lessors in writing if any Terminating Lessee breaches any representation of warranty or violates any covenant of such Terminating Lessee in this Agreement, or if any of the conditions to the obligations of Terminating Lessee contained herein shall not have been satisfied or, if unsatisfied, waived by Terminating Lessors (without any obligation to do so) as of the Closing Date;

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(d) By Terminating Lessees in writing if any Terminating Lessor breaches any representation of warranty or violates any covenant of such Terminating Lessor in this Agreement, or if any of the conditions to the obligations of Terminating Lessees contained herein shall not have been satisfied or, if unsatisfied, waived by Terminating Lessees (without any obligation to do so) as of the Closing Date; and

(e) By Terminating Lessors or Terminating Lessees in writing if the Closing Date shall not have occurred by April 1, 2004.

9.2 No Further Force or Effect. In the event of termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall be of no further force or effect, except those provisions that expressly survive the termination hereof. In such event, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

ARTICLE X

Miscellaneous

10.1 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the termination of the Leasehold Estates. There are no other agreements, oral or written, with respect to the termination of the Leasehold Estates, and this Agreement can be amended only by written agreement signed by the parties hereto.

10.2 Binding. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and permitted assigns of each of the parties hereto. Terminating Lessors may assign their rights under this Agreement only upon the following conditions, and any such attempted assignment shall not be effective unless all of the following conditions are met: (a) the assignment may only occur upon, and be effective as of the Closing Date; (b) the assignee of Terminating Lessors must be an entity which is directly owned or controlled by Terminating Lessors or Jeffrey H. Fisher; (c) Terminating Lessors shall remain primarily liable for the performance of Terminating Lessors’ obligations hereunder; and (d) at least ten (10) days prior to the Closing Date, Terminating Lessees must have received (i) written notice of the proposed assignment, (ii) an unexecuted copy of the proposed assignment and assumption agreement, (iii) the identity of the proposed assignee and its principals, and (iv) the relationship of the proposed assignee to Terminating Lessors. Terminating Lessors further acknowledge that Terminating Lessees shall have no obligation to approve any such proposed assignment that does not satisfy the conditions specified above.

10.3 Notice. Any notice, communication, request, reply or advice provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by delivering the same to such party, or an agent of such party, or by sending a facsimile transmission, addressed to the party to be notified. Notice given in the manner hereinabove described shall be (i) effective when received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. Central time of any business day with delivery made after such hours to be deemed received the following business

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day, and (ii) deemed delivered three (3) days after postmarked through the U.S. Mail or next day if sent by FedEx. For the purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Terminating Lessees:	c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attention: General Counsel
Fax: (214) 863-1986

with copies to:	Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
Attention: Janis H. Loegering Esq.
Fax: (214) 740-8800

Terminating Lessors:	c/o Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida 33480
Attention: Mark A. Murphy, Esq.
Fax: (561) 833-2352

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party.

10.4 Time. Time is of the essence in all things pertaining to the performance of this Agreement.

10.5 Governing Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Virginia without regard to the conflicts of law provisions of such State.

10.6 Currency. All dollar amounts are expressed in United States currency.

10.7 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

10.8 Obligations. To the extent provided herein, and to the extent necessary to carry out the terms and provisions hereof, the terms, conditions, obligations and rights set forth herein shall not be deemed terminated at the time of Closing, nor will they merge into the various documents executed and delivered at the time of Closing.

10.9 Business Days. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

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10.10 No Recordation. Without the prior written consent of Terminating Lessees, prior to Closing, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto and any such recordation of this Agreement or memorandum hereto by Terminating Lessors without the prior written consent of Terminating Lessees shall constitute a default hereunder by Terminating Lessors, whereupon this Agreement shall, at the option of Terminating Lessees, terminate and be of no further force and effect.

10.11 Multiple Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed an original for all purposes).

10.12 Severability. If any provision hereof, or any portion of any provision hereof, shall be deemed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not alter the remaining portion of any provision, or any other provisions hereof, as each provision of this Agreement shall be deemed to be severable from all other provisions hereof.

10.13 Waivers. The waiver of either party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall the same be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

10.14 Negotiations. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement, or any portion thereof.

10.15 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

10.16 Publicity. Except as required by law (as determined by either party in the exercise of their reasonable discretion) or in connection with the enforcement of rights under this Agreement, neither party shall, prior to Closing, directly or indirectly, disclose or confirm to any person (other than their respective attorneys, accountants, agents, employees, contractors, lenders, vendors, investors and/or parties directly affected thereby or involved in the satisfaction of conditions or covenants of this Agreement) that discussions have taken place between the parties, the existence of or the terms or conditions of this Agreement or any of the terms, conditions or other facts regarding the transaction proposed hereby, including the status thereof. Each party agrees to obtain the other party’s approval (not to be unreasonably withheld, conditioned or delayed) of the timing, content and dissemination of any public announcement on, prior to, or within thirty (30) days after the Closing Date relating to the transaction contemplated hereby, except to the extent that such disclosures are required by applicable law (as determined by either party in the exercise of their reasonable discretion). Each party shall respond to the other party’s requests for such approval within two (2) business days after receiving the proposed announcement, shall not act unreasonably in giving or withholding it’s consent and shall provide reasonably detailed justification for any withholding of consent.

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10.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.18 Attorneys’ Fees. If either party hereto is required to employ an attorney because any litigation or arbitration arises out of this Agreement between the parties hereto, the nonprevailing party shall pay the prevailing party, as determined by the court or arbitrator, all reasonable attorneys’ fees and expenses incurred in connection with such litigation or arbitration.

10.19 Further Assurances. Terminating Lessees and Terminating Lessors, at any time and from time to time, upon the request of the other, shall do, execute, acknowledge and deliver (or cause their respective Affiliates to do, execute, acknowledge and deliver) all such further acts, deeds, assignments, transfers, conveyances and assurances as shall be reasonably required to consummate the transactions contemplated hereby.

10.20 Schedules and Exhibits. The following Schedules and Exhibits are attached hereto and incorporated herein for all purposes:

Exhibit A-1	Description of the Lease Agreements

Exhibit A-2	Description of the Hotels

Exhibit A-3	Description of the Hotel Parcels

Exhibit B	Form of Termination of Leasehold Interests

Exhibit C	Form of Bill of Sale and General Assignment

Exhibit D	Form of Assignment of Occupancy Agreements

Exhibit E	Form of Non-Foreign Affidavit

Exhibit F	Form of Accommodation Agreement

Exhibit G	Form of Franchise Agreement

Exhibit G-1	Form of Comfort Letter regarding Franchise Agreement

Exhibit H	Intentionally Deleted

Exhibit I	Form of Mutual Termination and Release - Hotel License Agreement

Exhibit J	Form of Mutual Termination and Release – Management Agreement

Schedule 1.2	Liquor Licenses

Schedule 3.1(c)	Litigation (Terminating Lessors)

Schedule 3.1(d)	Violation of Law (Terminating Lessors)

Schedule 3.1(e)	Approval and Consents (Terminating Lessors)

Schedule 3.2(d)	Litigation (Terminating Lessees)

Schedule 3.2(f)	Consents and Approvals (Terminating Lessees)

Schedule 3.2(h)	Licenses

Schedule 3.2(j)	Service and FF&E Contracts

Schedule 3.2(k)	Occupancy Agreements

Schedule 3.3	List of Hotel General Managers

Schedule 4.5	Minimum Per Room Night Rates

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Terminating Lessors and Terminating Lessees acknowledge and agree that the Schedules and Exhibits attached hereto are not complete and will be completed and attached prior to the end of the Study Period.

10.21 Bulk Sales Law. Terminating Lessors waive compliance with the provisions of the Uniform Commercial Code relating to bulk transfers in connection with this transaction; provided, however, that nothing in this Section shall estop or prevent either Terminating Lessors or Terminating Lessees from asserting as a bar or defense to any action or proceeding brought under such law that it does not apply to the transaction contemplated by this Agreement.

ARTICLE XI

Definitions

11.1 “Accommodation Agreement” shall have the meaning set forth in Section 4.4.

11.2 “Accounting” shall have the meaning set forth in Section 6.5(c).

11.3 “Accounts Receivable” shall mean accounts receivable of the Hotel as of the Closing.

11.4 “Accounts Receivable Aging Report” shall have the meaning set forth in Section 6.4(i).

11.5 “Affiliate” of a subject person (the “Subject Person”) shall mean (i) any Person more than twenty percent (20%) of the issued and outstanding stock of which, or more than a twenty percent (20%) interest in which, is owned, directly or indirectly, by the Subject Person, or (ii) any Person which owns, directly or indirectly, more than twenty percent (20%) of the issued and outstanding stock of, or more than a twenty percent (20%) interest in, the Subject Person, or (iii) any Person who is an officer, director, general partner or twenty percent (20%) or more shareholder (or any member of the immediate family of any officer, director, general partner or twenty percent (20%) or more shareholder) of the Subject Person, but only for so long as such Person serves in such capacity, or (iv) any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Subject Person. As used in this paragraph only, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this paragraph only, the term “family” shall be deemed to include spouses, children, parents, brothers and sisters, and the spouse, children, parents, brothers and sisters of such spouses, children, parents, brothers and sisters.

11.6 “Agreement” shall have the meaning set forth in the Caption.

11.7 “Assignment of Occupancy Agreements” shall have the meaning set forth in Section 6.2(b)(iii).

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11.8 “Auditor” shall have the meaning set forth in Section 6.5(f).

11.9 “Bill of Sale and General Assignment” shall have the meaning set forth in Section 6.2(b)(ii).

11.10 “BOA Hotels” shall mean the Wyndham Summerfield Suites – Belmont and the Wyndham Summerfield Suites – Los Colinas.

11.11 Intentionally Deleted.

11.12 “Capital Committee Approval” shall mean the approval of the transactions contemplated by this Agreement by the Capital Committee of Wyndham.

11.13 “Closing” shall have the meaning set forth in Section 6.1.

11.14 “Closing Date” shall have the meaning set forth in Section 6.1(a).

11.15 “Closing Tranche” shall have the meaning set forth in Section 6.1(a).

11.16 “Closing Documents” shall mean the Terminating Lessors Closing Documents and the Terminating Lessees Closing Documents.

11.17 “Closing Statement” and “Closing Statements” shall have the meanings set forth in Section 6.5(b).

11.18 “Cut-Off Date” shall have the meaning set forth in Section 7.1.

11.19 “Cut-Off Time” shall mean 12:01 a.m. on the Closing Date.

11.20 “Depository Accounts” shall mean the cash in the depository accounts into which receipts from the Hotels are deposited as of the Closing Date.

11.21 “Effective Date” shall have the meaning set forth in the Caption.

11.22 “Employees” shall have the meaning set forth in Section 4.3(d).

11.23 “Employee Schedule” shall have the meaning set forth in Section 4.3(a).

11.24 “Escrow Agent” shall mean American Title Company, 6029 Beltline Road, Suite 250, Dallas, Texas 75240.

11.25 “FF&E” shall mean all tangible personal property and fixtures attached to, or located upon and used in connection with the ownership, maintenance, use or operation of, the Hotel as of the date hereof, including, but not limited to, all furniture, furnishings, fixtures, equipment, and signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, escalators, and related motors and electrical equipment and systems; all computer hardware, all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and

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partitions; all ventilating, incinerating and disposal equipment; all tennis, pool, health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpet, drapes, beds, furniture, televisions, telephones and other furnishings; and all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

11.26 “First Closing Tranche” shall have the meaning set forth in Section 6.1(a).

11.27 “Franchise Agreement” shall have the meaning set forth in Section 6.2(b)(viii).

11.28 “General I” shall mean Innkeepers Summerfield General, L.P. a Virginia limited partnership.

11.29 “General II” shall mean Innkeepers Summerfield General II, L.P., a Virginia limited partnership.

11.30 “Governmental Authority” shall mean the United States of America, the state, county, city and other political subdivision in which the Hotel is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

11.31 “Guaranty” shall have the meaning set forth in Section 5.2(c).

11.32 “Guaranty Termination” shall have the meaning set forth in Section 5.2(c).

11.33 “Guest Ledger Receivables” shall mean the receivables which exist as of the Cut-Off Time, specifically including all items of revenue from guest room rentals, minibars (if any), banquet rooms and other income-producing facilities and equipment arising from hotel guests or customers in occupancy on the day preceding the Closing Date, but excluding any such receivables included in the Tray Ledger.

11.34 “Hired Employees” shall have the meaning set forth in Section 4.3(a).

11.35 “Hotel” and “Hotels” shall have the meanings set forth in the Recitals.

11.36 “Hotel Parcels” shall mean the land upon which each Hotel is located, as described on Exhibit A-3 attached hereto.

11.37 “Lease Agreement” and “Lease Agreements” shall have the meanings set forth in the Recitals.

11.38 “Lease Master Agreement” shall have the meaning set forth in the Recitals.

11.39 “Lease Master Agreement Termination” shall have the meaning set forth in the Section 5.2(d).

11.40 “Leasehold Estate” shall have the meaning set forth in the Recitals.

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11.41 “Leasehold Interests” shall have the meaning set forth in the Recitals.

11.42 “Leases” shall mean all leases, licenses, and other agreements with respect to tenancies of the nature of space leases in the Hotels, together with all amendments, modifications, renewals and extensions thereof and all guaranties by third parties of the obligations of tenants, licensees and similarly situated parties thereunder.

11.43 “Lender Consents” shall have the meaning set forth in Section 5.1(d).

11.44 “Lenders” shall have the meaning set forth in Section 5.1(d).

11.45 “Letters of Credit” shall mean those two (2) certain Letters of Credit in the amounts of $2,611,486 and $2,147,734, respectively, which currently serve as security for the performance by Terminating Lessees of their obligations under the Lease Agreements.

11.46 “Liabilities” shall have the meaning set forth in Section 7.2.

11.47 “Licenses” shall mean licenses, permits, utility reservations, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party so long as assignment can be made under applicable law and without material cost to the Terminating Lessees; excluding however, liquor, wine, beer, bar and similar licenses.

11.48 “Liquor License Holder” shall have the meaning set forth in Section 1.2.

11.49 “Liquor Licenses” shall have the meaning set forth in Section 1.2.

11.50 “Material Adverse Effect” shall mean any effect that is materially adverse to the condition (financial or otherwise) or results of operations of each Hotel and that portion of the Property related thereto; provided however, that (i) any adverse effect arising from or relating to general business or economic conditions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a “Material Adverse Effect,” (ii) any adverse effect arising from or relating to conditions affecting the lodging or hospitality industry generally shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a “Material Adverse Effect,” and (iii) any adverse effect arising from or relating to the announcement or pendency of any of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a “Material Adverse Effect.”

11.51 “Major Service and FF&E Contracts” shall mean the Service and FF&E Contracts (a) that have a remaining term of (12) months or more, and (b) the monetary obligation of Terminating Lessee thereunder exceeds $10,000 for any 12-month period.

11.52 “Minor Service and FF&E Contracts” shall mean the Service and FF&E Contracts (a) that have a remaining term of less than twelve (12) months, and (b) the monetary obligation of Terminating Lessee thereunder equals or is less than $10,000 for any 12-month period.

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11.53 “Nomura Hotels” shall mean the Wyndham Summerfield Suites – Addison, the Wyndham Summerfield Suites – El Segundo and the Wyndham Summerfield Suites – Mt. Laurel.

11.54 “Occupancy Agreements” shall mean all assignable occupancy agreements, advance booking agreements, convention reservation agreements, airline reservation agreements, or other similar agreements, other than Leases and other than guest or room bookings, demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of the Hotels together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the holder of the occupancy right and similarly situated parties thereunder.

11.55 “Operator” shall have the meaning set forth in Section 4.4.

11.56 “Original Lease Agreement” and “Original Lease Agreements” shall have the meanings set forth in the Recitals.

11.57 “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.

11.58 “Potential Lease Default” shall mean the alleged Performance Failures (as defined in the Lease Agreements) affecting certain of the Hotels and described in correspondence between Terminating Lessors and Terminating Lessees and dated January 14, 2002, May 9, 2002, January 15, 2003 and February 13, 2003.

11.59 “Prepaid Expenses and Refundable Deposits” shall mean all prepaid rents and deposits, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, actually held by Terminating Lessees in connection with the use or occupancy of the Hotels and not heretofore applied in accordance with the terms of the applicable Occupancy Agreement or other agreement.

11.60 “Proceeding” shall have the meaning set forth in Section 7.4.

11.61 “Proceeds” shall mean all proceeds received or receivable by Terminating Lessees from governmental authorities, insurance companies or third parties with respect to a casualty or condemnation of any part of a Hotel following the Effective Date and, in the case of an insured casualty, cash in the amount of the deductible under the applicable insurance policies.

11.62 “Property” shall mean the Hotel Parcels, the Hotels, the FF&E, the Records and the Supplies.

11.63 “Records” shall mean all books and records, promotional material, property level telephone numbers, tenant data, guest data, complete property level sales files (including all definite and tentative bookings), marketing and leasing material and forms, keys, property level software and other materials of any kind which are or may be used in the ownership or use of the Hotels or the FF&E relating thereto; provided, however, that (i) a copy of any such material

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which constitutes a part of any Terminating Lessee’s continuing business or financial records may be retained by such Terminating Lessee, (ii) the centralized reservation operation interface software and property management system software shall not be conveyed but shall be left in place for Terminating Lessors’ use, and (iii) intercompany tax returns, accounting records and similar internal documents shall not be included within “Records.”

11.64 “Reservation Schedule” shall have the meaning set forth in Section 6.4(c).

11.65 “Second Closing Tranche” shall have the meaning set forth in Section 6.1(a).

11.66 “Service and FF&E Contracts” shall mean collectively (a) contracts and agreements, such as labor, service or maintenance contracts, utility contracts, contracts for the purchase of supplies, purchase orders, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, yellow pages or other advertising agreements and (b) any leases of any FF&E and other contracts permitting the use of any FF&E in the Hotels, and described on Schedule 3.2(j) attached hereto.

11.67 “Study Period” shall have the meaning set forth in Section 8.1.

11.68 “Sunrise” shall mean Innkeepers Sunrise Tinton Falls, L.P., a Virginia limited partnership.

11.69 “Supplies” shall mean all, supplies, inventory and other items used for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs and other common areas and recreational areas located within or relating to the Hotel, including but not limited to, office supplies and stationery, advertising and promotional materials, towels, washcloths, mattresses, pillows, linens and bedding, cleaning, paper and other supplies, napkins and tablecloths, upholstery material, carpets, rugs, engineers’ supplies, paint and painters’ supplies, employee uniforms and pool, tennis court and other recreational area cleaning and maintenance supplies and all goods and merchandise held in inventory for retail sale to guests of the Hotel (or other parties) in any gift shop, spa, health club, lounge or any other common or recreational area located within or relating to the Hotels, including, without limitation, all food and beverage (alcoholic and nonalcoholic) inventory (except to the extent any applicable law prohibits the transfer of unopened alcoholic beverages).

11.70 “Terminating Lessee” and “Terminating Lessees” shall have the meanings set forth in the Caption.

11.71 “Terminating Lessee Parties” shall have the meaning set forth in Section 8.2.

11.72 “Terminating Lessees Closing Documents” shall have the meaning set forth in Section 6.2(b)(i).

11.73 “Terminating Lessor” and “Terminating Lessors” shall have the meanings set forth in the Caption.

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11.74 “Terminating Lessors Closing Documents” shall have the meaning set forth in Section 6.3(a).

11.75 “Terminating Lessors Indemnified Parties” shall have the meaning set forth in Section 7.2.

11.76 “Termination of Leasehold Interests” shall have the meaning set forth in Section 6.2(b).

11.77 “Title Updates” shall have the meaning set forth in Section 8.4.

11.78 “Tray Ledger” shall mean the revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Terminating Lessees, including any sales taxes, room taxes or other taxes thereon.

11.79 “Uniform System” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as adopted by the American Hotel and Lodging Association.

11.80 “Updated Accounting” shall have the meaning set forth in Section 6.5(d).

11.81 “WARN Act” shall have the meaning set forth in Section 4.3(a).

11.82 “Warranties” shall mean warranties, guaranties, indemnities, and claims for the benefit of Terminating Lessee with respect to the Hotels and FF&E.

11.83 “Wyndham” shall mean Wyndham International, Inc.

11.84 “Wyndham Indemnified Parties” shall have the meaning set forth in Section 7.3.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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TERMINATING LESSEES:

SUMMERFIELD KPA LESSEE, L.P., a Delaware limited partnership

By:	Summerfield KPA Lessee LLC, a Delaware limited liability company, General Partner

	By:		Summerfield KPA Lessee Manager Corp., a Delaware corporation, Manager

		By:	/s/ Mark M. Chloupek
Mark M. Chloupek
Vice President

SUMMERFIELD HOTEL LEASING COMPANY, L.P., a Kansas limited partnership

By:	Summerfield Hotel Leasing Corporation, a Kansas corporation, General Partner

	By:		/s/ Mark M. Chloupek
Mark M. Chloupek
Vice President

PATRIOT AMERICAN HOSPITALITY, L.P., a Virginia limited partnership

By:	PAH GP, Inc., a Delaware corporation, General Partner

	By:		/s/ Mark M. Chloupek
Mark M. Chloupek
Vice President

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The undersigned joins in the execution of this Agreement solely for the purpose of evidencing its consent and agreement to the terms of this Agreement providing for (a) the termination of the Lease Agreements and the Leasehold Estates, (b) the termination of sublease(s) (other than the Leases) occasioned by the termination of the Leasehold Estates, (c) the termination of the management agreement currently in place with respect to each Hotel, (d) the termination of the existing franchise agreement pertaining to each Hotel and the execution and delivery of the Franchise Agreement and delivery of the comfort letter as provided, (e) restrictions on solicitation of employees as set forth in Section 4.3(b), and (f) its indemnification obligations as set forth in Section 7.2.

WYNDHAM INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Mark M. Chloupek
Mark M. Chloupek
Vice President

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TERMINATING LESSORS:

INNKEEPERS SUMMERFIELD GENERAL, L.P., a Virginia limited partnership

By:	Innkeepers RI Northwest, Inc., a Virginia corporation, General Partner

	By:	/s/ Mark A. Murphy
Mark A. Murphy, Vice President

INNKEEPERS SUMMERFIELD GENERAL II, L.P., a Virginia limited partnership

By:	Innkeepers Financial Corporation V, a Virginia corporation, General Partner

	By:	/s/ Mark A. Murphy
Mark A. Murphy, Vice President

INNKEEPERS SUNRISE TINTON FALLS, L.P., a Virginia limited partnership

By:	Innkeepers Financial Corporation IV, a Virginia corporation, General Partner

	By:	/s/ Mark A. Murphy
Mark A. Murphy, Vice President

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